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ELECTION FORM
RE: TENDER OF ELIGIBLE STOCK OPTIONS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
DATED AUGUST 7, 2009

THE OFFER EXPIRES AT 11:59 P.M., EASTERN STANDARD TIME, ON SEPTEMBER 3, 2009, UNLESS THE OFFER IS EXTENDED BY DEALERTRACK.

Name : Employee ID :

You may decide to exchange your Eligible Options on a grant by grant basis, however, you may not tender only a portion of an Eligible Option from a certain original grant date.

To tender your Eligible Options from a certain original grant date below for exchange to new options, check the "YES" button under the "Exchange Entire Eligible Option?" column. If you do not want to tender one or more of your Eligible Options for exchange, check the "NO" button under "Exchange Entire Eligible Option?" column for those particular options. If you do not check the "YES" button with respect to the Eligible Options, your election for those options will default to "NO". In that event, such Eligible Options will not be exchanged.

Original Grant Date	Option Number	Option Type	Exercise Price Per Share	Eligible Options For Exchange	Exchange Ratio	Replacement Shares	Exchange Entire Eligible Option?
May 03, 2007	000000002292	NQ Options	$33.99	900	1.45 to 1	621	○ Yes ◉ No
Jan 24, 2008	000000001334	NQ Options	$24.50	1,200	1.20 to 1	1,000	○ Yes ◉ No

You are bound by your final election made before the expiration deadline of 11:59 P.M., Eastern Time on September 3, 2009, unless the offer is extended by DealerTrack.

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